UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 2, 2017

SIENTRA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36709	20-5551000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

(Address of Principal Executive Offices and Zip Code)

(805) 562-3500

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

Effective February 6, 2017, the Board of Directors (the “Board”) of Sientra Inc. (the “Company”) appointed Philippe A. Schaison to serve as a Class I director of the Company until the Company’s 2018 Annual Meeting of Stockholders and until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. Mr. Schaison was also appointed as a member of the Audit Committee of the Board (the “Audit Committee”) and as a member of the Compensation Committee of the Board (the “Compensation Committee”).

There were no arrangements or understandings between Mr. Schaison and any other persons pursuant to which he was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Mr. Schaison and the Company required to be disclosed herein.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”), Mr. Schaison will receive annual cash compensation in the amount $35,000 for his service on the Board, $10,000 for his service as a member of the Audit Committee and $7,500 for his service as a member of the Compensation Committee. All amounts will be paid in quarterly installments. The Company will also reimburse Mr. Schaison for his travel expenses incurred in connection with his attendance at Board and committee meetings. In connection with his election to the Board and pursuant to the Policy, on February 6, 2017, Mr. Schaison was granted an award of 17,441 restricted stock units (“RSUs”) based on a value of $150,000 divided by $8.60, the closing price per share of the Company’s common stock on February 6, 2017.   The RSUs will vest in three equal annual installments subject to Mr. Schaison’s continuous service. Pursuant to the Policy, Mr. Schaison will also be eligible to receive annual equity awards with a $125,000 value subject to Mr. Schaison’s continuous service.

The Company will enter into an indemnification agreement with Mr. Schaison for his service as a director of the Company, consistent with the form of the Company’s indemnity agreement entered into with its other directors and filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Chief Operating Officer Compensation Adjustment

On February 2, 2017, the Compensation Committee approved certain increases to the compensation of Charlie Huiner, the Company’s Chief Operating Officer and Senior Vice President of Corporate Development & Strategy, due to his notable contributions to the Company. In furtherance thereof, on February 7, 2017, the Company and Mr. Huiner executed an amendment to Mr. Huiner’s employment agreement (the “Amendment”) to provide for the following changes: (i) Mr. Huiner’s base salary was increased from $325,000 to $350,000 per annum, and (ii) his annual target bonus opportunity was increased from 45% to 50% of his base salary. Mr. Huiner’s annual target bonus opportunity is performance-based on the achievement of annual corporate and individual goals as established by the Compensation Committee.

The remaining material terms of Mr. Huiner’s existing employment arrangement remains unchanged as a result of the Amendment. The foregoing is only a brief description of the material terms of the Amendment and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Amendment. The Company intends to file a copy of the Amendment as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

The Compensation Committee also granted Mr. Huiner an option to purchase 90,000 shares of the Company’s common stock (the “Option”) at an exercise price per share of $8.50, the closing price per share of the Company’s common stock on February 2, 2017. 60,000 shares of the Company’s common stock underlying the Option were immediately vested and the remaining 30,000 shares will vest upon achievement of company performance-based criteria established by the Compensation Committee and subject to Mr. Huiner’s continuous service.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SIENTRA, INC.

Dated: February 7, 2017	By:	/s/ Jeffrey Nugent
Jeffrey Nugent
Chairman of the Board and Chief Executive Officer

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